                                                                   EXHIBIT 10.8


                                LEASE AGREEMENT




                                    between




                           JOE SHEKOU and HAIDY SHEKOU
                                   -LANDLORD-




                                      and




                                 AUTODESK, INC.
                                    -TENANT-







                                 June 30, 1998

                                LEASE AGREEMENT


      THIS LEASE AGREEMENT (the "Lease") is made and entered into as of the 30th day of June, 1998, by and between JOE SHEKOU and HAIDY SHEKOU, husband and wife (the "Landlord"), and AUTODESK, INC., a Delaware corporation (the "Tenant").

                                    RECITALS

      A. WHEREAS, Landlord owns certain real property in San Rafael, California, that is approved for construction of a two-story commercial office building.

      B. WHEREAS, Landlord has substantially completed construction of said building on said real property for use and occupancy by Tenant, and others and Tenant desires to lease the entire second floor, and a portion of the first floor of such building following completion of construction thereof by Landlord.

      C. WHEREAS, the parties desire to enter into this Lease to provide for Tenant's use and occupancy of such building.

      NOW, THEREFORE, in consideration of the foregoing and of the material covenants and obligations set forth therein, Landlord and Tenant hereby agree as follows:

1.    DEFINITIONS

      1.1 Certain Definitions. In addition to the terms defined elsewhere in this Lease, the terms set forth below shall have the following meanings:

            1.1.1 The "Building" shall mean that certain two (2) story office building being constructed by Landlord on the Land and located at 1 McInnis Parkway, San Rafael, California.

            1.1.2 The "Land" shall mean that certain parcel of land in San Rafael, Marin County, California, containing approximately 3.05 acres, as more particularly described in Exhibit A attached hereto.

            1.1.3  The "Property" shall mean the Land and the Building.

            1.1.4 The "Premises" shall mean approximately 24,640 rentable square feet comprising the entire second floor of the Building (19,813), and a portion of the first floor of the Building (4827), both as shown on the floor plans of the Building attached hereto as Exhibit B.

            1.1.5 The "Landlord Parties" shall mean Landlord's subsidiaries, affiliates,


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
agents, contractors, employees, directors and officers, and the constituent partners of Landlord (if Landlord is a partnership).

          1.1.6 The "Tenant Parties" shall mean Tenant's agents, contractors, employees, subtenants or other occupants of the Premises.

2.   PREMISES.

     2.1 Lease of Premises. Subject to and upon the terms, covenants and conditions hereinafter set forth, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. As an integral part of Tenant's lease of the Premises, Tenant shall have the non-exclusive right to use the common areas of the Building, including the ground floor lobby, bathrooms, halls, passages, exits, entrances, elevators, loading and storage areas, stairways and, with express consent for the use and improvements to be used thereon and/or subject to the provisions herein contained concerning "Roof Rights", the roof of the Building, and the non-exclusive use of all portions of the Land outside of the Building, including parking spaces, roadways, walkways, trash enclosures and disposal areas, landscaped areas and other areas within the exterior boundaries of the Land. Landlord understands that Tenant desires the use of four parking spaces for each 1000 square feet of usable space, and Landlord will make every effort to protect that expectation, by the adoption, from time to time, of parking rules or a plan(s) for parking that takes into consideration the expectations and needs of all tenants of the Building. In addition, Landlord agrees that during the term of this Lease, it will not reduce the number of parking spaces such that, as a total for the Building, there will be less than four spaces per 1000 square feet of usable space.

3.   TERM.

     3.1  Initial Term.

          3.1.1 Commencement and Expiration Dates. The initial term of this Lease (the "Initial Term") and Tenant's obligation to pay Rent shall commence (the "Commencement Date") on the earlier to occur of (i) one hundred twenty
(120) days from and after June 19, 1998, or (ii) the occupancy of at least 75% of the Premises for business purposes by Tenant. The time set forth in item (i) above shall be delayed or deferred on a day by day basis until substantial completion of the Base Building Shell. The initial term of the Lease shall continue, unless sooner terminated as hereinafter provided, until the last day of the eighth (8th) Lease Year (the "Expiration Date"). As used herein, the term "Lease Year" means each consecutive twelve (12) month period during the term of this Lease; provided, however, that if the Commencement Date occurs on a day other than the first day of a month, then the first (1st) Lease Year shall consist of the partial month in which the Commencement Date occurs plus the succeeding twelve (12) full calendar months. The term of this Lease may be extended by Tenant pursuant to the provisions of Section 3.2 below.

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
          3.1.2 Base Building Delivery Date. Landlord shall complete the Base Building Shell and deliver possession of the Building to Tenant for the construction of the Tenant Improvements on the date of the execution of this lease (the "Base Building Delivery Date"). Following said completion, Tenant may enter upon the Premises prior to the Commencement Date for the purpose of fixturing and constructing the tenant improvements described in that certain Construction Addendum dated concurrently herewith by and between Landlord and Tenant (the "Tenant Improvements"). Such early entry shall be at Tenant's sole risk and subject to all the terms and provisions hereof, except for the payment of Rent which shall commence on the date set forth in Paragraph 3.1.1. Landlord shall have the right to impose such additional reasonable conditions on Tenant's early entry as Landlord shall deem appropriate.

          3.1.3 Tenant's Termination Right. If Landlord fails to deliver the Building to Tenant within sixty days of the Base Building Delivery Date, Tenant shall have the right to terminate this Lease, within ten (10) business days after the passage of such 60th day, by delivering written notice to Landlord of Tenant's election to so terminate this Lease. Following such termination, Landlord and Tenant shall have no further obligations or liability under this Lease, except for liabilities accrued under the Lease prior to the date of termination.

     3.2  Extension Options.

3.2.1 Option Rights. Provided that Tenant is not in default under this Lease at the time of exercise of an option to extend or at the time of the commencement of the applicable option term, Tenant shall have the right to extend the Term of this Lease for two (2) additional periods of five (5) years (individually and collectively, "Option Term") commencing upon the expiration of the initial term of this Lease. If Tenant elects to extend this Lease for an Option Term, Tenant shall give written notice ("Exercise Notice") of its exercise to Landlord not less than one hundred and eighty (180) days prior to the expiration of the Initial Term or the then current Option Term, as applicable. Tenant's failure to timely provide the Exercise Notice shall be deemed, without notice, a waiver of Tenant's rights to extend the Term of this Lease, and such time requirement shall be strictly construed. The terms, covenants and conditions applicable to each Option Term shall be the same terms, covenants and conditions of this Lease except that (i) Tenant shall not be entitled to any further option to extend after the second Option Term and (ii) the Rent for each Option Term shall be adjusted as provided in this Paragraph 3.2. The option to extend granted to Tenant pursuant to this Paragraph 3.2 shall not be assignable to any successor assign of Tenant, without the written consent of Landlord, unless the assignment is of all of the space then subject to this Lease, or at a minimum, all of the second floor, in which event the option to extend shall be assignable subject to the provisions herein contained on assignment. It is understood that the options to extend, whether or not subject to an assignment, may be for all of the space then subject to this Lease or, at the election of Tenant, all of the second floor.

3.2.2. Determination of Rent During Option Term.

       3.2.2.1 Landlord and Tenant shall have thirty (30) days after Landlord receives

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
an Exercise Notice in which to agree on the Rent during the Option Term which shall be equal to ninety-seven percent (97%) of the then fair market rental value of the Premises for the applicable Option Term. In determining the fair market rental value of the Premises during each Option Term, consideration shall be given the quality, size, improvements to the Premises and Building, design and location of the Building, and the rentals being asked for and obtained for comparable, improved, office space located in the geographical area of the Building. It is understood that the use of 97% of the then fair market rental value is to recognize that Landlord shall have no obligation for leasing commissions, improvements, upgrades, or other expenses associated with a new tenant. Landlord shall have the obligation to provide an allowance for refurbishment, the amount of which shall be $4 per usable square foot for the first exercised option term, and $8 per usable square foot for the second option term. It is also understood that the fair market rental value shall be applicable only to the first year of the option term and thereafter said rent shall be subject to yearly escalation in conformance with then applicable escalation clauses in such leases as have been considered comparable for purposes of fixing fair market rent. If Landlord and Tenant agree on the Rent for the applicable Option Term during the thirty (30) day period, they immediately shall execute an amendment to this Lease stating the Rent for the applicable Option Term.

     3.2.2.2 If Landlord and Tenant are unable to agree on the Rent (and/or appropriate yearly escalator for the applicable Option Term within the thirty
(30) day period, then within ten (10) days after the expiration of the thirty
(30) day period, Landlord and Tenant shall each, at their own respective cost, and by giving notice to the other party, appoint a real estate appraiser with at last five (5) years' full-time commercial appraisal experience in the geographical area of the Building to appraise and set the Rent for the applicable Option Term. If either Landlord or Tenant does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set the Rent for the applicable Option Term. If two (2) appraisers are appointed by Landlord and Tenant as stated in this Paragraph, they shall meet promptly and attempt to set the Rent for the applicable Option Term. If the two (2) appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the qualifications stated in this Paragraph within ten
(10) days after the last day the two (2) appraisers are given to set the Rent. If they are unable to agree on the third appraiser, either Landlord or Tenant, by giving ten (10) days' notice to the other party, can apply to the then Presiding Judge of the Superior Court of Marin County for the selection of a third appraiser who meets the qualifications stated in this Paragraph. Landlord and Tenant each shall bear one-half (1/2) of all costs of obtaining an appointment or of appointing the third appraiser and for paying the third appraiser's fee. Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set the Rent for the applicable Option Term. If a majority of the appraisers is unable to set the Rent within the stipulated period of time, the three (3) appraisals shall be added together and their total divided by three (3); the resulting quotient shall be the Rent for the Premises during the applicable Option Term. If the low appraisal is more than ten percent (10%) lower than the middle appraisal, the low appraisal shall be disregarded; if the high appraisal is more than ten percent (10%) higher than the middle appraisal, the high appraisal shall be


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
disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2); the resulting quotient shall be the Rent for the Premises during the applicable Option Term. If both the low appraisal and the high appraisal are disregarded as stated in this Paragraph, the middle appraisal shall be the Rent for the Premises during the applicable Option Term.

     3.2.2.3 After the Rent for the Option Term has been set, the appraisers shall notify Landlord and Tenant immediately and Landlord and Tenant shall immediately execute an amendment to this Lease stating the Rent for the Option Term.

4.   RENT

     4.1 Gross Rent. From and after the Commencement Date, Tenant shall pay to Landlord during the first Lease Year gross rent (the "Rent") in the amount of $2.08 per rentable square foot of the Premises per month.

     4.2 Annual Increase to Gross Rent. Landlord and Tenant have agreed that, in lieu of Tenant having the obligation to pay for operating expenses and taxes of the Property (other than as provided in Section 14.2 regarding payment by Tenant for gas and electricity), the Rent shall be subject to regularly scheduled annual increases commencing on the first day of the second Lease Year and the first day of each Lease Year thereafter during the Initial Term, in accordance with the following schedule:

Lease Year        Monthly
              Per Square Foot
                Rental Rate
----------    ---------------
Second            $2.14            25.68
Third             $2.20            26.40
Fourth            $2.26            27.12
Fifth             $2.32            27.84
Sixth             $2.38            24.56
Seventh           $2.45            29.40
Eighth            $2.52            30.24

     4.3 Payment of Rent. Rent shall be payable by Tenant in consecutive monthly installments on or before the first day of each month, in advance, at the address specified for Landlord in Section 25, or such other place as Landlord shall designate, without any prior demand therefor and without any abatement, deduction or setoff whatsoever except as otherwise expressly provided in this Lease. If the Commencement Date should occur on a day other than the first day of a calendar month, the rental for such fractional month shall be prorated on a



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
daily basis based upon the number of days in such month, and paid with the first full month's rent.

     4.4 Late Charges. Tenant acknowledges that the late payment of any Rent will cause Landlord to incur damages, the exact amount of which would be impractical and extremely difficult to ascertain. Such damages may include, without limitation, processing, accounting, and other administrative costs, loss of use of the overdue funds, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering any portion of the Property. Landlord and Tenant agree that if Landlord does not receive any payment of Rent by the eighth (8th) day of a calendar month in which Rent is due and Landlord has notified Tenant in writing by the fourth (4th) day of such calendar month that such Rent has not been received, Tenant shall pay to Landlord on demand a late charge in an amount equal to the late charge imposed by the then current senior mortgage holder; provided, however, Tenant shall not be responsible for a late charge that exceeds five percent (5%) of the Rent for such month. The parties agree that such late charges represent a reasonable estimate of the cost that Landlord will incur by reason of late payment by Tenant.

     4.5 Interest. Notwithstanding any other provisions of this Lease, any payment owed by either party to the other hereunder, including payment of Rent hereunder, that is not paid when due shall bear interest from the date which is fifteen (15) days following written notice to the party from whom such payment is due that such payment is past due until the same has been fully paid, such interest to be at a rate (the "Default Rate") that is equal to the lesser of (i) two percent (2%) above the rate of interest publicly announced from time to time by Bank of America N.T.&S.A. at its San Francisco headquarters as its "Reference Rate" for commercial borrowing adjusted monthly on the first day of each month, such adjustment to be effective for the following month, and (ii) the highest rate permitted by law.

5.   OCCUPANCY

     5.1 Use. Tenant shall use and occupy the Premises for general office purposes and reasonably related ancillary and lawful uses including, without limitation, computer centers, client briefing and service centers, and training rooms. Tenants may permit its employees to bring pets to the Premises so long as they access the Premises exclusively by the rear entrance. In consideration of this permitted use, Tenant agrees that it will supervise and control its employees so as to assure Landlord that there shall be no disturbance in the use of the building by other tenants. In the event of a complaint by other tenants relating to this permitted use, whether it be due to barking, a pet found in the building in an area other than in the Tenant's exclusive use Premises, or the use of the exterior parking area for defecation, the pet(s) responsible shall be permanently removed from the Premises and any damage caused to other tenants resolved to their reasonable satisfaction by Tenant. It is understood and agreed that the permitted occupation of the Premises by pets is an unusual permitted use in a building with multiple tenants, and Tenant understands and agrees to utilize its best efforts to assure Landlord the absence of any tenant complaints on account of such permitted use.



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
     5.2 Signage. Tenant, at its sole cost, shall have signage rights for the property, including the right to install one or more signs on the exterior of the building and to install one or more monument signs on the Land. Such signage shall be subject to the approval of the City of San Rafael, if and to the extent required; and such signage shall also be subject to the approval of Landlord, with such approval by Landlord not to be unreasonably withheld, delayed, or conditioned. It is however understood that such signage shall not be approved by Landlord in the event it is deemed inappropriate when compared with, or lacks reasonable symmetry with size, shape, and positioning with the signage of other tenants of the Building.

     5.3       Roof Rights.

     4.3.1 Communications Equipment. Subject to the requirements of this Paragraph 5.3, Tenant may install, maintain and operate, at Tenant's sole cost and expense, one communications dish (not to exceed 3 feet in diameter) and related equipment and support structures (collectively the "Communications Equipment") on the roof of the Building in an area as Landlord may in its reasonable discretion designate and run a cable therefrom into the Premises through conduit space provided by Landlord in such locations as Landlord may in its sole and absolute discretion designate. Tenant acknowledges that Tenant's use of the roof of the Building is a non-exclusive use and Landlord may permit any person or entity, including themselves, to use any other portion of the roof of the Building for any use. Tenant hereby covenants and agrees that: (i) the installation of the Communications Equipment shall be approved by Landlord, which approval may be withheld by Landlord in its reasonable discretion; (ii) if Landlord's structural engineer recommends that there be structural reinforcement of the roof of the Building in connection with the installation of the Communications Equipment, Tenant shall, prior to any installation of the Communications Equipment, perform the same at Tenant's sole cost and expense in accordance with plans and specifications approved by Landlord: (iii) such installation (including, without limitation, any structural reinforcements performed in connection therewith) shall be performed in compliance with all of the provisions of this Lease applicable to alterations by Tenant; (iv) Tenant shall, at its sole cost and expense, comply with all applicable laws, statures, ordinances or governmental laws, rules, regulations or requirements of duly constituted public authorities now in force or which may hereafter be in force (collectively, "Laws") and procure and maintain all necessary permits and approvals required therefor (Tenant hereby acknowledging that Landlord is making no representations as to the permissibility of any Communications Equipment on the roof of the Building by any governmental authority having jurisdiction thereof); (v) Tenant shall promptly repair any damage (whether structural or non-structural) caused to the roof or any other portion of the Building or its fixtures, equipment and appurtenances by reason of the installation, maintenance or operation of the Communications Equipment; (vi) the installation, operation and maintenance of the Communications Equipment shall not interfere with the operation and maintenance of any installations existing on the date Tenant installs the Communications Equipment; (vii) if Tenant's installation, operation or maintenance of the Communications Equipment shall interfere with Landlord's rights (including, without limitation, Landlord's right to use the remainder of the roof of the Building



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
for any purposes) or other present or future tenants in the Building, Tenant shall cooperate with Landlord or such other tenants in eliminating such interference; provided that in cases where the interference affects installations existing on the date Tenant installs the Communications Equipment the cost of remedying such interference shall be borne by Tenant; and (viii) Tenant shall pay any additional or increased insurance premiums incurred by Landlord, and shall obtain and pay for any additional insurance coverage for the benefit of Landlord in such amount and of such type as Landlord may reasonably require in connection with the Communications Equipment.

     5.3.2 Indemnification. Tenant shall indemnify and hold Landlord harmless from and against any and all liabilities, damages, claims, costs or expenses relating to the negligent installation, maintenance and operation of any Communications Equipment, together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys' fees and expenses. If the installation, maintenance or operation of the Communications Equipment would revoke, negate or in any manner impair or limit any roof warranty or guaranty for the Building, then Landlord may withhold consent to such installation. Tenant shall remove the Communications Equipment on the expiration or earlier termination of the Term and repair any damage to the roof or any other portions of the Building caused by the installation or removal of the Communications Equipment, all at Tenant's sole cost and expense (or, at Landlord's election, Landlord shall perform such repairs and Tenant shall reimburse Landlord for the actual reasonable costs thereof within thirty
(30) days after rendition of a bill therefor). Landlord shall have no liability to repair or maintain the Communications Equipment, nor shall Landlord be liable for any damage to the Communications Equipment, except to the extent such damage is caused by the active negligence or willful misconduct of Landlord or its employees.

     5.3.3 Relocation. Landlord shall have the right to relocate the Communications Equipment, at Landlord's sole cost and expense (or at Tenant's sole cost and expense if the relocation shall be required due to the application of any Laws or if due to the request of Tenant), to any other location on the roof of the Building, such right to be exercisable by Landlord giving Tenant ten (10) days prior notice thereof (except in the case of an emergency in which case Landlord shall give much notice as is reasonably practicable). Tenant shall pay any amounts due to Landlord in connection with the relocation of the Communications Equipment (if required, as provided above) within 30 days after rendition of a bill therefor. Tenant shall not have the right to object to any new location of the Communications Equipment unless such new location shall adversely affect Tenant's actual use of the Communications Equipment.

     5.3.4     No Transfer.

     The Communications Equipment shall be for the sole use of Tenant and for no other parties. Tenant shall not resell in any form the use of the Communications Equipment, including, without limitation, the granting of any licensing or other rights. The rights granted in this Paragraph 5.3 are given in connection with and as part of the rights created under this Lease and are not separately transferable or assignable other than in connection with an assignment of this Lease or a sublease of the Premises as permitted by this Lease.

6.   ASSIGNMENT, MORTGAGE, SUBLETTING

     6.1 Consent Required. Except as provided below, neither Tenant nor Tenant's legal representatives, successors or assigns, shall assign, mortgage or encumber this Lease, or sublet, or use or occupy or permit the Premises or any part thereof to be used or occupied by others, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by any party other than Tenant, Landlord may, after default by Tenant and the failure to cure such default during any applicable cure periods, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from the further performance by Tenant of the obligations on the part of Tenant herein contained.

     6.2 Consent not Required. Tenant shall have the right, without Landlord's consent, but with notice to Landlord, to assign this Lease or sublet all or a portion of the Premises to any parent, subsidiary, affiliate or successor of Tenant, to any person,, firm or corporation which shall be controlled by, under the control of, or under common control with Tenant, or to any entity into which Tenant may be merged or consolidated or which purchases all or substantially all of the assets of Tenant. No assignment or sublease, whether with or without Landlord's consent, shall relieve Tenant from its covenants and obligations under this Lease.

     6.3 Standard of Reasonableness. Notwithstanding any contrary provision of the foregoing, it shall be reasonable for Landlord to deny such consent to an assignment or sublet in the following circumstances:

          6.3.1 The use to be made of the Premises by the proposed assignee violates the terms of Section 5.1, or is a use which would be prohibited by any other portion of this Lease; or

          6.3.2 The financial responsibility of the proposed assignee (as opposed to a proposed subtenant) is not reasonably satisfactory to Landlord.

          6.3.3 The Tenant has defaulted in making a monetary payment, at the time of the request for assignment, of the Lease, and the proposed assignee is unable or unwilling to cure such monetary default.

     6.4 Future Consent. Landlord's consent to an assignment or sublease shall not be construed to relieve Tenant or any assignee or subtenant from obtaining the express consent in writing of Landlord to any further assignment or sublease, to release Tenant from any liability whether past, present or future under this Lease or to release Tenant from any liability under this

Lease because of Landlord's failure to give notice of default under or in respect of any of the terms, covenants, conditions, provisions or agreements of this Lease.

        6.5 Information to be Furnished. Whether or not consent is required hereunder, if Tenant desires at any time to assign or sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (i) the name of the proposed assignee or subtenant; (ii) the nature of the proposed assignee or subtenant's business to be carried on in the Premises; (iii) the terms and provisions of the proposed assignment or sublease and a copy of the proposed assignment or sublease form containing a description of the subject premises; and (iv) such financial information, including financial statements as Landlord may reasonably request concerning the proposed assignee or subtenant. If Tenant is required to request Landlord's consent to a proposed assignment or sublease, pursuant to the terms of the Lease, Tenant shall pay to Landlord, whether or not consent is ultimately given, Landlord's reasonable attorneys' fees incurred in connection with such request. If Landlord consents to the assignment or sublease, where consent is required, Tenant may thereafter enter into a valid assignment or sublease of the Premises or portion thereof, upon the terms and conditions and with the proposed assignee or subtenant set forth in the information furnished by Tenant to Landlord pursuant to this Paragraph 6.5.

7.      ALTERATIONS

        7.1 Consent Required. Except as set forth below, Tenant shall make no alterations, decorations, additions or improvements in or to Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall submit such information as Landlord shall reasonably require, including, without limitation, plans and specifications for such proposed work; provided, however, that Tenant shall not be required to pay to Landlord any fee for Landlord's review of such documents or information (including architectural or engineering drawings). Landlord shall, within ten (10) business days following receipt of Tenant's plans and specifications for the proposed work, review and either approve, disapprove or conditionally approve, which conditional approval shall include written comments to Tenant's plans. Failure of Landlord to respond to said plans within such ten (10) business days shall constitute Landlord's approval of said plans and specifications. It is understood that Landlord shall not, and shall not be obliged to grant consent to any alteration which would involve the cutting of the foundation.

        7.2 Consent Not Required. Notwithstanding the foregoing, Tenant may, without the Landlord's consent, but with prior notice to Landlord, make
(i) alterations, additions and improvements to the tenant finish work in the Premises, and (ii) other alterations, additions and improvements to the Premises (not including any common areas of the Building) costing less than $50,000 that are non-structural in nature and that do not require altering the Building mechanical, plumbing or electrical systems ("Building Systems"). All such work shall be done at Tenant's sole cost and expense. All work done by Tenant shall be performed in compliance with applicable laws, ordinances, regulations and requirements of governmental authorities having jurisdiction, and in compliance with the rules, orders, directions and requirements of insurance



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
underwriters that are necessary for the maintenance of all-risk property insurance for the Premises. Before commencing any work, Tenant shall give Landlord at least ten (10) days' written notice of the proposed commencement of such work in order to give Landlord an opportunity to prepare, post and record such notice as may be permitted by law to protect Landlord's interest in the Property from mechanic's liens. Any mechanic's lien filed against the Building or the Land for work claimed to have been done for, or materials claimed to have been furnished to Tenant, shall be discharged by Tenant, by bond or otherwise, within thirty (30) days after the filing thereof, at the cost and expense of Tenant. All improvements upon the Premises made by Tenant shall remain upon, and be surrendered with the Premises, as a part thereof, at the end of the Term, unless Tenant elects to remove the same. In any event, Tenant shall have the right, but not the obligation, at the expiration or earlier termination of this Lease, to remove any personal property of Tenant, supplemental HVAC unit, signage installed by Tenant, computers and related equipment including peripheral equipment and tape and disk vaults, all projectors and projection screens and related equipment, blackboards, whiteboards, tack boards, and other display units, telephone systems, cipher locks and electronic security systems, paging systems, phone system equipment, including patch panel and subfeed panel locations for such phone systems, fire suppression systems, CRT patch panels and all other similar equipment of Tenant.

     7.3 Weight Restrictions. Tenant shall not install or permit the use of any equipment or personal property or fixtures which exceed applicable design weight limits.

8.   REPAIRS

     8.1 Tenant's Obligation to Repair. Subject to Landlord's repair and maintenance obligations set forth in this Lease, Tenant shall, except for ordinary wear and tear, acts of God and casualty, made all repairs in and about the Premises necessary to preserve the Premises in good order and condition, including, without limitation, fixtures, interior walls, interior surfaces of exterior walls (however excluding exterior windows and window gaskets), doors located within the Premises, provided, however, that Tenant shall not be responsible for any repairs or maintenance (i) to the extent made necessary by any defects in the Building or those portions of the Premises excluding the Tenant Improvements (which items shall be repaired by Landlord at no expense to Tenant), (ii) actually covered in whole, by Landlord's insurance or which would have been covered under the insurance Landlord is required to carry under
Section 16, (iii) needed in connection with any negligence or willful misconduct of Landlord or Landlord Parties, or (iv) made necessary by any casualty, condemnation or Landlord's default under the terms of this Lease.

     8.2 Landlord's Obligation to Repair. Landlord shall maintain in good condition and repair the foundations, exterior walls and roof of the Building, all exterior windows and window frames, all structural elements of the Building, the Building Systems (including, without limitation, the heating, ventilating and air-conditioning system (except Tenant shall pay all costs for the routine, non-capital maintenance of the heating, ventilating and air-conditioning system in excess of the costs required to maintain a standard system for comparable buildings to the Building for similar tenants, which amount, if the parties are unable to agree, shall be determined by binding arbitration), plumbing, electrical, life-safety, fire protection, and sewer) and the parking areas, landscaping and other exterior portions of the Property; provided, however, Landlord shall not be obligated to repair (i) any defects in the Tenant Improvements, or (ii) any repairs necessitated by the negligent acts of Tenant or Tenant's Parties to the extent such repairs are actually covered by the insurance that Landlord is carrying or would have been covered at the time of the repair by insurance Landlord is required to maintain pursuant to the terms of the Lease. There shall be no allowance to Tenant for a diminution of rental value, and Tenant waives any claim for, and Landlord shall not be responsible to Tenant for any damage to person, including death, to property, for loss of income due to inconvenience, interruption, loss of access, annoyance or injury to business arising from the making of any repairs or improvements in or to any portion of the Premises or Building or as a consequence of any cessation of services (subject to the rights of Tenant to such self help and rent abatement as is specifically provided for in the Lease) so long as such repairs or improvements and/or restoration of services are sought or are undertaken and accomplished in such manner as to minimize to the extent reasonably possible any disruption to the business operations of Tenant in the Premises, provided, however, in the event the Premises (or a portion thereof) are rendered unusable during and as a consequence of any such repair work undertaken by or on behalf of Landlord, then one (1) day of Rent (or such proportionate amount as relates to the actually unusable portion of the Premises) shall be abated for every day the Premises (or portion thereof) are rendered unusable.

9.   REQUIREMENTS OF LAW

     9.1 Requirements of Law. Tenant, at Tenant's expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities (collectively, "Laws," or individually, a "Law") pertaining to Tenant's use of the Property and with any direction of any public officer pursuant to law, which shall impose any duty upon Tenant with respect to the use or occupation of the Property, and shall not do or permit to be done any at or thing upon the Property, which will invalidate or be in conflict with any insurance policy covering the Building or its fixtures, appurtenances or equipment or the property located therein, and shall not do or permit to be done any act or thing upon the Property which shall or might subject Landlord to any liability or responsibility for injury to any person or persons or to any property by reason of any business or operation being carried on upon the Property, provided, however, that Tenant shall not be required to make any alterations of or improvements to the Property (structural or otherwise) in order to so comply unless such alterations or improvements shall be necessitated or occasioned by the particular nature or manner of Tenant's use of the Property as opposed to office use in general. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Landlord, at Landlord's expense, shall comply with all Laws pertaining to the Property and with any recorded covenants, conditions and restrictions affecting the Land.

10.  SUBORDINATION, MORTGAGES, NON-DISTURBANCE

     10.1 Subordination. This Lease is automatically subject and subordinate to
(i) all ground or underlying leases, mortgages and deeds of trust which now affect the Land, (ii) all renewals, modifications, consolidations, replacements and extensions thereof, and (iii) any ground or underlying leases, mortgages, or deeds of trust which may hereafter affect the Land; provided, however, that it shall be a condition precedent to such subordination that Tenant, so long as not then in material default of the Lease, receive from such lessor, mortgagee or beneficiary a fully executed original of a Subordination, Non-Disturbance and Attornment Agreement in a form which is commercially reasonable.

     10.2 Mortgages. In the event of foreclosure or exercise of power of sale under any mortgage or deed of trust now or hereafter affecting the Land, Tenant shall attorn to such holder or purchaser; provided, however, that it shall be a condition precedent to such attornment that Tenant receive from such lessor, mortgagee or beneficiary a fully executed original of the Subordination, Non-Disturbance and Attornment Agreement specified in Section 10.3 below. Notwithstanding this Section 10.2, such holder or purchaser may elect that this Lease become or remain, as the case may be, superior to said mortgage or deed of trust.

     10.3 Non-disturbance. Notwithstanding anything to the contrary herein contained, with respect to any ground or underlying leases, mortgages or deeds of trust which now or may hereafter affect the Land, this Lease shall not be subject or subordinate thereto unless and until Landlord obtains from the mortgagee under said mortgage, beneficiary under the deed of trust, ground lessor under any ground lease or other secured party under any other security instrument or arrangement placed against the Property, a Subordination, Non-Disturbance and Attornment Agreement in a form which is commercially reasonable and, so long as Tenant has, within ten days of request therefore executed such Agreement.

11.  INDEMNIFICATION

     11.1 Indemnity. Subject to the terms of Section 16.4, and any express waiver contained in the Lease, the parties hereto shall indemnify and hold harmless the other party for all damages arising out of any damage to any person or property occurring in, on, or about the Premises or the Property resulting from the acts or omissions of the indemnifying party or their authorized representatives.

     11.2 Waiver of Claims. Subject to the terms of Section 16.4, and any express waiver contained in the Lease, the parties hereto shall not be liable to the other party for any damage to the other party or such other party's property, except that each party hereto shall be liable to the other party for damage resulting from the acts or omissions of the other party or such other party's authorized representative.

12.  DAMAGE OR DESTRUCTION

     12.1 Partial Damage. If the Premises or any portion of the Building or Land required by Tenant to use the Premises as intended shall be partially damaged by fire or other cause, the damages shall be repaired by and at the expense of Landlord and the Rent until such repairs shall be made shall be apportioned according to the part of the Premises which is unusable by Tenant. No liability shall accrue for reasonable delay which may arise by reason of adjustment of insurance on the part of Landlord or Tenant, for reasonable delay on account of "labor troubles," or any other cause beyond Landlord's control; provided, however, Tenant shall have the option thereafter to terminate this Lease if such partial damage is not fully repaired within one hundred eighty
(180) days from the date of such damage. In the event Tenant desires to exercise its right of termination set forth above, Tenant shall notify Landlord in writing within thirty (30) days after the passage of the 180th day from the date of such damage.

     12.2 Total Damage. If the Premises are totally damaged or are rendered wholly untenantable by fire or other cause, and Landlord shall decide not to restore or rebuild the same, or if the Building shall, in Landlord's and Tenant's reasonable judgment, be so damaged that Landlord shall decide to demolish it and rebuild it, then in any of such events either party may, within ninety (90) days after such fire or other cause, give the other party notice of such decision, and thereupon this Lease shall expire by lapse of time upon the third day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord.

     12.3 Limitation on Replacement Costs. Notwithstanding anything contained in Section 12.1 to the contrary, if the casualty causing such loss, damage or destruction is not covered by the insurance required to be maintained by Landlord pursuant to the terms of this Lease, Landlord shall not be required to spend for any repair, replacement or reconstruction of the Premises or the Building more than an amount equal to ten percent (10%) of the total replacement cost of the Building.

     12.4 Waiver. The provisions of this Lease, including this Article 12, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Land, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in any absence of an express agreement between the parties, and any similar statute or regulation, now or hereafter in effect, shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises, the Building or any other portion of the Land.

     12.5 Landlord shall not be required to insure against or repair any injury or damage by fire or other cause, or to make any restoration or replacement of any items of Tenant's personal property installed in the Premises by Tenant or at the direct or indirect expense of Tenant. Tenant shall be required at Tenant's sole cost and expense, separately to insure the same and promptly to restore or replace same in the event of damage. Except for any abatement of Rent relating to the plan of restoration of damage for which Landlord is obligated to repair hereunder, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration; nor shall Tenant have the right to terminate this Lease as the result of any statutory provision now or hereafter in effect pertaining to the damage and destruction of the Premises, except as expressly provided herein.

      12.6 Anything herein to the contrary notwithstanding, if the Premises or the Building is destroyed or materially damaged during the last twelve (12) months of the Term, then either Tenant or Landlord may, at their option, by giving written notice thereof to the other within twenty days of such destruction or damage, cancel and terminate this Lease as of the date of the occurrence of the damage. If neither Tenant nor Landlord elects to terminate this Lease, the repair of the damage shall be governed by the other provisions of this Lease. If this Lease is terminated, Landlord may keep all the insurance proceeds resulting from the damage, except for the proceeds which specifically insured Tenant's personal property.

13.   EMINENT DOMAIN

      13.1 Total Taking. If the whole Building shall be taken or condemned for all or any portion of the term by any competent authority for any public or quasi public use or purpose, or transferred by agreement in connection with such public or quasi public use or purpose with or without any condemnation action or proceeding being instituted (collectively, a "Taking" or "Condemnation"), then, the Term shall terminate as of the date when the possession of the Building shall be required for such use or purpose, and without apportionment of the award, such that the entire award is paid to Landlord. Nothing contained herein shall be deemed to give Landlord any interest in, or to require Tenant to assign to Landlord, any award made to Tenant specifically for its relocation expenses, the taking of personal property and fixtures belonging to Tenant, or the interruption of or damage to Tenant's business if such award is made separately to Tenant and not as part of the damages recoverable by Landlord.

      13.2 Partial Taking. If any portion of the Premises is taken by Condemnation, this Lease shall remain in effect, except that Tenant shall have the right to elect to terminate this Lease if the remaining portion of the Premises is rendered inaccessible or unusable to Tenant or is not adequate space for Tenant's purposes. If any part of the Land is taken by Condemnation, this Lease shall remain in full force and effect so long as there is no material interference with the access to the Premises. If such a taking materially interferes with access to the Premises, either party shall have the election to terminate this Lease. Termination shall be permitted if written notice thereof is given, by the party terminating, to the other party, within thirty days of the notice of the date possession will actually be taken by the condemning authority.

      13.3 Restoration. If there is a partial taking of any portion of the Premises and this Lease remains in full force and effect pursuant to this
Article 13, Landlord, at its cost, shall accomplish all necessary restoration so that the balance of such portion of the Premises is returned as near as practical to their condition immediately prior to the date of Taking.

     13.4 Temporary Taking. If all or any portion of the Premises is condemned or otherwise taken for public or quasi-public use for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all terms, conditions and covenants of this Lease; provided, however, in the extent such temporary taking continues for more than six months, Tenant shall have the right to terminate this Lease. Tenant shall be entitled to receive the entire award made in connection with any such temporary condemnation or other taking.

14.  SERVICES

     14.1 Services. From and after the Commencement date Landlord shall:

          14.1.1 Provide automatic elevator facilities twenty four hours a day, seven days a week.

          14.1.2 On normal business days (M-F) from 8AM to 6PM ventilate the Premises and furnish heating or cooling as required for the Tenant's comfortable use and normal occupancy of the premises with temperatures between the range of 68 F dry bulb and 76 F dry bulb. If Tenant desires to have the HVAC system active during times over and above normal business hours as herein defined, Tenant shall pay the reasonably related increase in HVAC maintenance and repair costs. Within sixty calendar days of any billing for increased maintenance or repair expenses due to use of the HVAC system beyond normal business hours, the parties shall agree on an allocation to cover such additional use. Absent agreement Landlord and Tenant shall submit the allocation issue to binding arbitration before an arbitrator to be selected mutually with experience in HVAC system maintenance. Additionally Tenant shall be required to reimburse Landlord for any maintenance and/or repair costs associated with any HVAC equipment installed by the Tenant.

          14.1.3 Provide electricity for lighting and normal office business machines, including, without limitation, computers, electronic data processing and ancillary equipment.

          14.1.4    Furnish water for drinking and lavatory purposes.

          14.1.5 Cause the Premises to be kept clean and neat in accordance with the janitorial specifications set forth in Exhibit C attached hereto.

          14.1.6 Install, at Landlord's expense, replacement standard fluorescent bulbs, standard incandescent light bulbs, and ballasts as needed in the Premises based on normal business hour usage. Tenant shall be responsible for reimbursement of Landlord annually for the cost of replacement of any special lighting including, but not limited to compact fluorescent lights or halogen lights should Landlord undertake, at Tenant's request to make such replacements.

          14.1.7 Maintain the parking lot in a first class condition, which shall include, without limitation, regular sweeping so as to keep the parking lot generally free of trash and rubbish, patch and repair paving as necessary, and maintain the striping.

          14.1.8 Maintain all landscaping and walkways in a first class condition, which shall include, without limitation, maintaining healthy vegetation, the removal of dead or deceased vegetation and the replacement thereof and the regular sweeping and cleaning of walkways and plazas so as to keep such walkways and plazas generally free of trash and rubbish.

     14.2 Costs of Services. Except for the cost of gas and electricity for the Building, which shall be the responsibility of Tenant, all services shall be performed at the sole cost and expense of Landlord. In the event Tenant occupies the Building or Premises prior to the Commencement Date, whether for business purposes or construction, Tenant shall be responsible for all costs of electricity and gas it utilizes during said period. With respect to allocation of gas, which is not separately metered for Tenant's Premises, it is understood that Tenant's allocated share shall be 64.4% of the obligation. With respect to electricity, which is not separately metered for the Premises to be occupied on the first floor, the Tenant's allocable share shall be 26.2%.

     14.3 Cessation of Services. Landlord shall notify Tenant in writing at least twenty-four (24) hours before any intentional shut-down of electrical power or HVAC serving the Premises of which Landlord has knowledge, except in the case of an emergency. Notwithstanding any terms of this Lease to the contrary, if any Building service is interrupted for a period of one day due to the active negligence or willful acts of Landlord, its agents, servants, employees, contractors or subcontractors and such failure adversely and materially effects Tenant's use of the premises for Tenant's normal business operations, or for a period of three (3) consecutive days due to any other reason (other than the misuse, negligence or willful act of Tenant), and such failure adversely and materially effects Tenant's use of the Premises for Tenant's normal business operations, then there shall be an abatement on a usable square footage pro rata basis of Rent from and after said first or third day, as the case may be, until such services are restored. Landlord agrees to use its best efforts to restore such services as soon as possible. In the event that Landlord fails to initiate and thereafter diligently prosecute curative actions (to the extent Landlord has the ability to take curative actions beyond giving notice to applicable parties or utilities) within eight
(8) business hours following receipt by Landlord (or Landlord's managing agent) of written notice from Tenant of any such service interruption. Tenant shall have the right to immediately exercise Tenant's self-help rights and remedies pursuant to Section 19 below without providing Landlord with any other or further cure period.

15.  ACCESS TO PREMISES

Subject to the terms of Section 8 with respect to repairs and Section 14 with respect to services, Tenant shall permit Landlord to use and maintain pipes and conduits in and through the Premises; provided, such pipes and conduits are concealed above the ceiling, beneath the floor or behind the demising walls, and do not interfere with Tenant's use of the Premises. Landlord shall have the right to enter the Premises at reasonable hours upon at least twenty-four (24) hours advance written notice (except in the case of emergency) and in the accompaniment of a representative of Tenant to examine the same and to make such repairs required of Landlord hereunder and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part; provided, any such entry is strictly of a temporary nature. In the event any such entry by Landlord renders the Premises untenantable for more than two (2) consecutive days, the Rent shall abate from and after said second day for so long as said entry renders the Premises untenantable. Landlord is expressly granted permission to show the Premises at any reasonable time upon at least twenty-four (24) hours advance written notice to prospective tenants, mortgagees, purchasers, lessees of the Building and other persons with a business interest therein; provided, however, that Landlord shall only exhibit the Premises to prospective tenants during the final six (6) months of Tenant's occupancy of the Premises. Landlord agrees to use best efforts in connection with any entry to minimize any interference with Tenant's business operations and to protect Tenant's employees and property within the Premises, and Tenant shall cooperate with such efforts. Landlord shall be responsible for any damage to persons or property within the Premises caused by such entry by Landlord. If Tenant shall not be personally present to open and permit an entry into the Premises when for emergency reasons an entry therein shall be necessary, Landlord may enter the same by a master key, or may forcibly enter the same, without rendering Landlord liable therefor (if during such entry Landlord shall accord reasonable care to Tenant's property), and without in any manner affecting the obligations, terms, covenants, conditions, provisions or agreements of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Land, the Building, or the Premises, or any part thereof, other than as otherwise provided in this Lease.

16.   INSURANCE

      16.1 Tenant's Insurance. Tenant shall carry at its expense and maintain in force during the term the following insurance:

            16.1.1 Commercial General Liability Insurance (including protective liability coverage on operations of independent contractors engaged in construction and also blanket contractual liability insurance) on an "occurrence" basis for the benefit of Tenant and Landlord as named insured against claims for "personal injury" liability, including, without limitation bodily injury, death or property damage liability with a limit of not less than $2,000,000.00 in the event of "personal injury" to any number of persons or of damages to property arising out of any one "occurrence" in connection with Tenant's use of the Property. Such insurance may be furnished under a "primary" policy and an "umbrella" policy, provided that it is primary insurance and not excess over or contributory with any insurance in force for Landlord; and

            16.1.2 Insurance against loss or damage by fire and such other risks and hazards as are insurable under present and future standard forms of fire and extended coverage insurance policies, to the personal property, furniture, and furnishings belongs to Tenant located in the Premises for not less than 100% of the actual replacement value thereof.

          16.1.3 Landlord makes no representation that the limits of liability specified to be carried by Tenant under the terms of this Lease are adequate to protect Tenant or Landlord, and in the event Tenant believes that any such insurance coverage called for under this Lease is insufficient, Tenant shall provide, at its own expense, such additional insurance as Tenant deems adequate.

     16.2 Landlord's Insurance. Landlord shall maintain all risk property insurance covering loss of or damage to the Property including tenant improvements and subsequent alterations, but excluding Tenant's personal property) in the full amount of its replacement cost. Such policies shall provide protection (subject to reasonable deductibles) against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), and sprinkler leakage. The proceeds of such insurance received by Landlord shall be applied toward the restoration or replacement of the items to which they relate if Landlord is required to restore under the Lease. In addition, Landlord shall maintain a policy of commercial general liability insurance with a combined single limit of not less than $1,000,000 CSL per occurrence for bodily injury and property damage, with no policy general aggregate or for policies containing aggregate limits, $1,000,000 each occurrence, plus coverage against such other risks Landlord deems advisable from time to time, insuring Landlord against liability arising out of the ownership, use, occupancy or maintenance of the Property and insuring, if available, the performance by Landlord of Landlord's indemnity provisions of this Lease.

     16.3 Policies. All insurance required of Tenant by the Lease shall name Landlord as additional insured, shall be effected under policies issued by insurers licensed to do business in the State of California and with a rating of at least AA by Duff & Phelps, Moody's or Standard & Poors and shall provide that Landlord shall receive thirty (30) days' written notice from the insurer prior to any cancellation, diminution or material change of coverage. Landlord and Tenant shall each deliver policies of insurance or certificates required by the Lease to the other on or before the Commencement Date, and thereafter at least thirty (30) days before the expiration dates of expiring policies; and, in the event either party shall fail to procure such insurance or to deliver such policies or certificates, the other party may, at its option, procure the same, and the cost thereof shall be paid to by the other party within ten (10) days after delivery of bills therefor.

     16.4 Subrogation. Notwithstanding any other term or provision of this Lease to the contrary, Landlord and Tenant hereby, conditioned upon the approval of their respective insurers in the form of a waiver of subrogation, both release the other and their respective employees, agents, servants, licensees and invitees from and waive any claims either may have against the other or their employees, agents, servants, licensees or invitees for any loss or damage to the Building, Premises, improvements on or to the Building, Premises, or to the contents of the foregoing and any personal property stored or placed thereon by either of them caused by any of the perils insured against under insurance required by the Lease, whether such damage or loss was caused by the negligence of either of them or their respective employees, agents, servants, invitees or licensees. The foregoing mutual release and waiver of subrogation shall apply whether or not such insurance on the Building, Premises, improvements, contents and/or personal property was in force at the time of the loss or damage. Moreover, each party agrees to take commercially reasonable actions necessary to obtain the waiver of subrogation required to make the foregoing release effective.

17.  SECURITY

     Tenant, at its expense, may install in or to the Premises such safety and security systems or devices, including, without limitation, locked documentation rooms, tape and disk vaults, smoke detectors, electronic security devices and auxiliary emergency electric power supplies, as Tenant may deem appropriate. Tenant shall have the right by installation of a key system or otherwise, to control access to the Premises; provided that Tenant shall afford Landlord access to the Premises so as to allow Landlord to provide services or perform any work under this Lease or as otherwise may be required in an emergency.

18.  TENANT DEFAULT

     18.1 Definition of Tenant Default. The occurrence of any of the following shall constitute an "Event of Default" by Tenant:

          18.1.1 Tenant's failure to make any payment owed by Tenant under this Lease, as and when due, where such failure is not cured within ten days following Tenant's receipt of Landlord's written notice thereof; or

          18.1.2 Tenant's failure to observe, keep, or perform any of the terms, covenants, agreements, or conditions under this Lease that Tenant is obligated to observe or perform, other than that described in paragraph (a) above, for a period of thirty (30) days after delivery of notice to Tenant of said failure; provided however, that if the nature of Tenant's failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default under this Lease if Tenant shall commence the cure of such default so specified within said thirty (30) day period and diligently prosecute the same to completion; or

          18.1.3 Filing by Tenant of a voluntary petition under any applicable bankruptcy Law, or the issuance of an order for relief entered under any applicable bankruptcy Law, or the filing by Tenant of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for Tenant under the present or any future applicable Law relative to bankruptcy, insolvency, or other relief for debtors, or Tenant's consent to or acquiescence in the appointment of any trustee, receiver, conservator, or liquidator of Tenant or of all or any substantial part of its properties or its interest in the Premises (the term "acquiesce," as used in this clause, includes but is not limited to the failure to file a petition or motion to vacate, appeal, or discharge any order, judgment, or decree within one hundred twenty (120) days after entry of such order, judgment, or decree); or

          18.1.4 Issuance or entry, by a court of competent jurisdiction, of any order, judgment, or decree approving a petition filed against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future applicable Law relating to bankruptcy, insolvency, or other relief for debtors, and acquiescense by Tenant in the entry of such order, judgment, insolvency, or other relief for debtors, such order, judgment, or decree to be vacated or stayed within one hundred twenty (120) days after the date of entry thereof; or the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver, conservator, or liquidator of Tenant or of all or any substantial part of its properties or its interest in the Premises and the failure of such appointment to be vacated or stayed within one hundred twenty (120) days.

          18.1.5 Tenant shall have abandoned the Premises (as defined in and following satisfaction of the requirements of Civil Code section 1951.3).

     18.2 Landlord's Remedies. Upon the occurrence of any Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other rights and remedies now or hereafter provided at law or in equity:

          18.2.1 Termination. Landlord may terminate Tenant's right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including, but not limited to, its re-entry into the Premises, its efforts to relet the Premises, its reletting of the Premises for Tenant's account, its acceptance of keys to the Premises from Tenant or its exercise of any other rights and remedies under this Section, shall constitute an acceptance of Tenant's surrender of the Premises or constitute a termination of this Lease or of Tenant's right to possession of the Premises. Upon such termination in writing of Tenant's right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future law, ordinance or regulation providing for recovery of damages for such breach, including but not limited to the following:

          18.2.1.1 The worth at the time of award of the unpaid rent which had been earned at the time of termination;

          18.2.1.2 The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

          18.2.1.3 Subject to Subdivision (c) of the California Civil Code
Section 1951.2, the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and

          18.2.1.4 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The "worth" at the time of award of the amounts referred to in this Section 18.2.1.1 and Section 18.2.1.2 shall be computed by allowing interest at the Default Rate. The worth at the time of the award of the amount referred to in Section 18.2.1.3 shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

          18.2.1.5 Tenant's entitlement to redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder is conditioned upon Tenant's payment at the time of application therefore, to Landlord of such sums, in addition to those required by said sections, as will reimburse Landlord for all attorneys fees expended in any action preceding such application by which possession was obtained by Landlord, and any charges, late fees or penalties, including interest, paid by Landlord or any mortgagee as a result of the Tenant's monetary default(s). It is the objective of this provision to preserve Tenant's rights of redemption or relief from forfeiture only if in so doing Landlord suffers no monetary loss as a direct consequence of the default which precipitated the judgment from which Tenant seeks relief.

          18.2.2 Non-Termination. Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). During the continuance of an Event of Default, Landlord may enter the Premises without terminating this Lease and sublet all or any part of the Premises for Tenant's account to any person, for such Term (which may be a period beyond the remaining term of this Lease), at such rents and on such other terms and conditions as Landlord deems advisable. In the event of any such subletting, rents received by Landlord from such subletting shall be applied (i) first, to the payment of reasonable costs of maintaining, preserving, altering and preparing the Premises for subletting and other reasonable costs of subletting, including, broker's commissions and attorneys' fees; (ii) second, to the payment of rent then due and payable; (iii) third, to the payment of future rent as the same may become due and payable hereunder; and (iv) fourth, the balance, if any, shall be paid to Tenant upon (but not before) expiration of the Term. If the rents received by Landlord from such subletting, after application as provided above, are insufficient in any month to pay the rent due and payable hereunder for such month, Tenant shall pay such deficiency to Landlord monthly upon demand. Notwithstanding any such subletting for Tenant's account without termination, Landlord may at any time thereafter, by written notice to Tenant, elect to terminate this Lease by virtue of a previous Event or Default.

19.     LANDLORD'S DEFAULT

        19.1    Landlord's Default.

        If Landlord shall fail to keep or perform any of its obligations under this Lease with respect to the making of any payment to Tenant or the performance of any other obligation of Landlord under this Lease, and upon the continuance of such failure on Landlord's part for thirty (30) days after the receipt by Landlord and any holder of any mortgage or the beneficiary of any deed of trust secured by the Property ("Mortgagee") of written notice of such failure from Tenant (provided, however, that in the case of any such failure which cannot reasonably be cured within thirty (30) days, Landlord (and/or Mortgagee) shall be allowed such additional period as may be reasonably required by Landlord (and/or Mortgagee) to cure such failure with due diligence, provided Landlord (and/or Mortgagee) begins to cure such default within such thirty (30) day period and thereafter diligently and continuously pursues said cure to completion), and without waiving or releasing Landlord from any obligation, then Tenant may (but shall not be obligated to): (a) terminate this Lease without incurring any termination fee if Tenant's use of the Premises for normal business operations is materially and adversely affected as a consequence of such failure on the part of Landlord, or (b) make such payment, or Tenant may perform such obligation and all sums actually paid or incurred by Tenant and all necessary and incidental costs and expenses, including reasonable attorney's fees incurred by Tenant in making such payment or performing such obligation, together with interest thereon at the Default Rate, from the date of payment by Tenant, date payment was due to Tenant or date a cost was incurred by Tenant, shall be paid by Landlord to Tenant within thirty (30) days after demand, and, if not so paid by Landlord, Tenant shall have the right to offset such sums against any Rent or other amounts thereafter payable by Tenant under this Lease, or (c) Tenant may pursue any other remedies available to Tenant at law or in equity to collect payment and/or cause Landlord to cure such default. The foregoing remedies of Tenant shall be cumulative.

20.     END OF TERM

        Upon the expiration or other termination of the term, Tenant shall quit and surrender to Landlord the Premises, broom clean, in as good order, condition and repair as it now is or may hereafter be placed, with all damage due to the removal of Tenant's fixtures and personal property repaired, ordinary wear and tear and damage by casualty excepted. Tenant shall remove all property of Tenant. Any property left on the Premises at the expiration or other termination of this Lease, or after the happening of an Event of Default set forth in
Article 18, may, at the option of Landlord, either be deemed abandoned or be placed in storage at a public warehouse in the name of and for the account of and at the expense and risk of Tenant or otherwise disposed of by Landlord in the manner provided by law.

        21.     HOLDING OVER

        If Tenant holds possession of the Premises after expiration of the Term, Tenant shall become a tenant from month to month upon the terms herein specified at a monthly rental equivalent to 125% of the then prevailing Rent paid by Tenant at the expiration of the Term.

22.  QUIET POSSESSION

     Landlord covenants and agrees with Tenant that upon Tenant's paying Rent and all other charges and observing and performing all of the terms, covenants, conditions, provisions and agreements of this Lease on Tenant's part to be observed or performed, Tenant shall have quiet possession of the Premises for the term subject, however, to the terms of this Lease and of any ground leases, underlying leases, mortgages and deeds of trust affecting all or any portions of the Building or any of the areas used in connection with the operation of the Building.

23.  TERMINATION, NO ORAL CHANGE

     In the event that this Lease terminates for any reason (including but not limited to termination by Landlord) prior to its natural expiration date, such termination will effect the termination of any and all agreements for the extension of this Lease (whether expressed in an option, exercised or not, or collateral document or otherwise); any right herein contained on the part of Landlord to terminate this Lease shall continue during any extension hereof, and any option on the part of Tenant herein contained for an extension hereof shall not be deemed to give Tenant any option for a further extension beyond the extended term in which the Lease was terminated. Except as provided by law, an interruption or curtailment of any services shall not constitute a constructive or partial eviction or except as provided herein, entitle tenant to any abatement or rent or any compensation (including but not limited to compensation for annoyance, inconvenience or injury to business). No act or thing done by Landlord or Landlord's agents during the term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of any term, covenant, condition, provision or agreement of this Lease, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any term, covenant, condition, provision or agreement of this Lease, shall not be deemed a waiver of such breach. This Lease contains the entire agreement between the parties, and recites the entire consideration given and accepted by the parties. Any agreement hereafter made shall be ineffective to charge, modify, waive or discharge it in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, waiver or discharge is sought. Tenant acknowledges that any amendment or modification of this Lease requires the consent of the Mortgagee, (which Landlord represents Mortgagee has agreed or will agree not to unreasonably withhold); provided, however, Landlord hereby agrees that Landlord and not Tenant shall be responsible for seeking Mortgagee's consent to any such amendment or modification to this Lease.

24.  BILLS AND NOTICES

     All notices, notifications, demands, requests, consents, approvals, designations, elections, and waivers that may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been duly received when delivered personally, or one business day after such notice or demand is sent by a reliable overnight courier service, or three
(3) business days after it is sent by United Stated certified or registered mail, in each case with postage prepaid and the notice or demand addressed to the other party at its address set forth below, or to such other place as such party may from time to time by like notice designate:

          Landlord:           Joe Shekou and Haidy Shekou
                              2173 D Francisco Boulevard
                              San Rafael, California 94901

          Tenant:             Autodesk, Inc.
                              111 McInnis Parkway
                              San Rafael, California 94903
                              Attention: Director of Corporate Real Estate

          With a copy to:     Autodesk, Inc.
                              111 McInnis Parkway
                              San Rafael, California 94903
                              Attention: General Counsel

25.  TAX ON TENANTS PERSONAL PROPERTY

     At least ten (10) days prior to delinquency Tenant shall pay all taxes levied or assessed upon Tenant's equipment, furniture, fixtures and other personal property located in or about the Premises. If the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon Tenant's equipment, furniture, fixtures or other personal property, Tenant shall pay to Landlord, upon written demand, the taxes so levied against the Landlord, or the proportion thereof resulting from said increase in assessment.

26.  SECURITY DEPOSIT

     Tenant shall not be required to provide a security deposit to Landlord.

27.  MARGINAL NOTES

     The marginal notes and headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Lease nor do they in any way affect this Lease.

28.  TERMS AND DEFINITIONS

     The term "Landlord" as used in this Lease means only the owner or the mortgage in possession or grantee in possession under a deed of trust, or the owner of the Lease of the Building for the time being, so that in the event of any sale or sales of said land and/or Building or of said Lease, or in the event of a lease of said land and/or Building, the same Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder incurred after the date of such sale; provided, however, the successor-in-interest to Landlord assumes in writing all of such obligations. Tenant hereby acknowledges that Landlord may transfer its interest in the Property to Joe Shekou and Haidy Shekou as co-trustees of the J.H.S. Trust. The words "re-enter" and "re-entry" as used in this Lease are not restricted to their technical legal meaning.

29.  BROKERAGE

     Except with respect to Colliers Advisory Group, which Landlord hereby agrees to pay a commission in accordance with the agreement attached hereto as Exhibit D, each party hereto agrees to indemnify and hold the other party harmless from any claim or claims, including costs, expenses and attorney's fees incurred by the other party, asserted by any broker or finder for a fee or commission based upon any dealings with or statements made by such indemnifying party or its representatives.

30.  BINDING EFFECT

     All of the terms, conditions, provisions and agreements of this Lease shall be deemed to be covenants. The covenants contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives and successors, and, except as otherwise provided in this Lease, their assigns.

31.  ATTORNEYS' FEES

     In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease (including an action or proceeding between one party and the trustee or debtor in possession while the other party is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code or any successor statute to such Code), or in the event suit is brought for the enforcement of any of the terms hereof or for the recovery of any amount due and owing hereunder, the prevailing party shall be entitled to recover all its costs and expenses in connection therewith (including court costs and reasonable attorneys' fees, costs and disbursements) from the other party.

32.  ESTOPPEL CERTIFICATES

     Within ten days following either party's prior written request from time to time, the other party shall execute, acknowledge and deliver to the requesting party a statement in writing certifying to those facts for which certification has been requested, including without limitation (a) that this Lease is unmodified and in full force and effect or, if modified, adequately identifying such modification and certifying that this Lease, as so modified, is in full force and effect) and (b) the date to which Rent, additional payments and other charges are paid and (c) whether or not there is any default by Landlord or Tenant in the performance of any term, covenant, condition, provision or agreement contained in this Lease and further whether or not there are any setoffs, defenses or counterclaims against enforcement of the obligations to be performed under this Lease and, if there are, specifying such default, setoff, defense or counterclaim. Any such statement may be conclusively relied upon by any prospective purchaser, lessee, assignee or encumbrancer of the Premises or of all or any portion of the Building or the Land. A party's failure to deliver such statement within such time shall be deemed a statement that this Lease is in full force and effect, without modification except as may be represented by the requesting party.

33. Right of First Offer. Tenant shall have an on-going right of first offer, exercisable at any time during the Term when space becomes available, to lease such space. Tenant shall only have the right of first offer to lease such space during the periods the space is not otherwise leased and not otherwise unavailable. If such space is then subject to any options to extend granted to tenants thereof or the leasing of such space is otherwise extended or renewed or otherwise leased by any existing tenant thereof, it shall be deemed unavailable. The right of first offer granted under this Paragraph 33 shall be exercisable by Tenant as to such space upon delivery by Landlord to Tenant of a proposal ("Landlord's Lease Proposal") for such space setting forth the principal economic terms (e.g. length of term, rent, tenant improvement allowance, if any) upon which Landlord is then willing to lease such space. Tenant shall have ten
(10) business days after Landlord's delivery of Landlord's Lease Proposal to notify Landlord of Tenant's agreement to lease all of such space ("Tenant Acceptance Notice") on all of the terms set forth in Landlord's Lease Proposal. If Tenant does not give Landlord Tenant's Acceptance Notice within the applicable period, or, if Tenant gives to Landlord Tenant's Acceptance Notice within the applicable period but Tenant does not, within five (5) business days thereafter, execute a lease for all of such space, upon the terms specified in this Paragraph 33, Landlord shall have the right to lease such space to person(s) other than Tenant on any terms Landlord desires and without offering or further offering, as applicable, such space to Tenant. Notwithstanding the foregoing, Tenant shall not have the right of first offer under this Paragraph 33 if Tenant is in material default under this Lease at the time such space becomes available (and Landlord shall have no obligation to submit any Landlord's Lease Proposal) nor shall Landlord be obligated to lease such space if Tenant is in material default under this Lease at the time Tenant is to commence occupancy of such space.

34.  MISCELLANEOUS

     34.1 Governing Law. This Lease shall be governed by and construed in accordance with California law.

     34.2 Severability. In the event any term, condition, provision and agreement herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant, provision or agreement shall in no way affect any other term, covenant, condition, provision or agreement herein contained.

     34.3 Authority. Each of the persons executing this Lease on behalf of Landlord and Tenant warrants that Landlord or Tenant, as the case may be, is a duly authorized and existing corporation, that it has been and is qualified to do business in California, that it has full right and authority to enter into this Lease, and that each of the persons signing on behalf of Landlord and Tenant, as the case may be, were authorized to do so.

     34.4 Exhibits and Addenda. Any exhibits or addenda annexed hereto is made a part hereof.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:                     TENANT:

                              AUTODESK, INC.,
/s/ JOE SHEKOU                a Delaware corporation
-----------------------
    Joe Shekou

                              By: /s/ CAROL BARTZ
/s/ HAIDY SHEKOU                  -----------------------------
-----------------------       Its: Chairman and CEO
Haidy Shekou                  and

                              By:
                                  -----------------------------
                              Its:
                                  -----------------------------

                                  EXHIBIT "A"

                                  DESCRIPTION


All that certain real property situate in the City of San Rafael, County of Marin, State of California, described as follows:

PARCEL 1 as shown upon "Parcel Map of Civic Center North being a resubdivision of Parcel 1-Civic Center North-23 PM 52-Lands of Gos Joint Venture" filed for record January 9, 1989 in Volume 24 of Parcel Maps at Page 43, Marin County Records.

                                  EXHIBIT "B"

                                1ST  FLOOR PLAN



                                  CIVIC PLACE





                            [Intentionally omitted.]

                                  EXHIBIT "B"

                                 2ND FLOOR PLAN


                                  CIVIC PLACE





                            [Intentionally omitted.]

                                  EXHIBIT "C"


             Janitorial Specifications - Performance Specifications




                            [Intentionally omitted.]

                                  EXHIBIT "D"







                            [Intentionally omitted.]

                             CONSTRUCTION ADDENDUM

     This Construction Addendum ("Addendum") is being entered into on June __, 1998, between JOE SHEKOU AND HAIDY SHEKOU, husband and wife ("Landlord"), and AUTODESK, INC., a Delaware corporation ("Tenant"), in connection with the execution of the Lease between Landlord and Tenant of even date herewith for premises located at 1 McInnis Parkway, San Rafael, California ("Lease"), who hereby agree as follows:

     1.   General.

          (a) The purpose of this Addendum is to set forth how the Building and the Tenant Improvements (as defined in Section 7 below) in the Premises are to be constructed, who will undertake the construction of the Building and the Tenant Improvements, who will pay for the construction of the Building and the Tenant Improvements, and the time schedule for completion of the construction of the Building and the Tenant Improvements.

          (b) Except as defined in this Addendum to the contrary, all terms used in this Addendum shall have the same meaning given them in the Lease. When work, services, consents or approvals are to be provided by or on behalf of Landlord, the term "Landlord" shall include Landlord's agents, contractors, employees and affiliates.

          (c) The provisions of the Lease, except where clearly inconsistent or inapplicable to this Addendum, are incorporated into this Addendum.

     2. Base Building Shell and Site Work. Landlord is obligated to substantially complete the base building work ("Base Building Shell") for the Building (except for the items listed on Schedule 1) prior to delivering possession of the Premises to Tenant. The Base Building Shell shall be in compliance with all laws and the heating, ventilating and air conditioning systems shall be in compliance with the applicable ASHRAE standards. As of the date hereof, Landlord has completed the majority of the Base Building Shell; however, Landlord shall complete the items listed on Schedule 1 prior to the Commencement Date. The items to be completed as identified on Schedule 1 shall be completed in accordance with a schedule to be provided by Tenant to Landlord from time to time, and in the event Landlord fails or asserts an inability to complete such items pursuant to such schedule, Tenant may complete the item itself and Landlord shall reimburse Tenant for the costs incurred therefore upon billing. Promptly following the delivery of possession of the Premises to Tenant, Landlord and Tenant shall perform a mutual walk-through of the Premises and the Building to develop a "punchlist" of items not completed satisfactorily in the Base Building Shell. Landlord shall be obligated to correct the items set forth on the punchlist within thirty (30) days of such walkthrough.

     3.   Schedule of Work.

          (a) Construction Period. Pursuant to the terms of Section 3 of the Lease, Tenant shall have 120 calendar days (the "Construction Period") to complete the Tenant Improvements. The Construction Period, and Tenant's obligation to pay Rent under the Lease, shall be extended by one (1) business day for each day the Tenant is delayed in completing the Tenant Improvements and installing its furniture, fixtures, and equipment and personal property due to any Force Majeure Delay and/or Landlord Delay.

          (b) Delivery of Base Building Shell. The delivery of the Base Building Shell shall be deemed to have occurred when Landlord completes the work comprising the Base Building Shell and delivers to Tenant uninterrupted access to the Building so as to enable Tenant to construct the Tenant Improvements. The parties hereby agree to execute a document specifying the date of delivery by Landlord to Tenant of the Base Building Shell.

     4. Preparation of Plans and Construction Schedule and Procedures. Tenant shall arrange for the construction of the Tenant Improvements in accordance with the following schedule:

          (a) Selection of Tenant's Architect and Engineer. Tenant shall engage Gensler & Associates as its architect ("Tenant's Architect") and Schwartz and Lindhein and The Engineering Network as its engineers ("Tenant's Engineer").


          (b) Approval of Working Drawings. Landlord hereby acknowledges that it has approved Tenant's Working Drawings.

     5. Permits. Tenant, at its sole cost shall be responsible for obtaining all governmental approvals of the Final Plans to the extent necessary for the issuance of a building permit for the construction of the Tenant Improvements.

     5. Contractor and Review of Plans. Tenant shall engage CIC as its contractor ("Contractor"). The Landlord approves Commercial Interior Contractors as the Tenant Improvement Contractor. Tenant may enter into a construction contract with the Contractor at a price agreed upon between Tenant and such contractor.

     6. Tenant Improvements. The term "Tenant Improvements" shall mean all improvements shown in the Final Plans as integrated by the Tenant's Architect, and, to the extent specified in the Final Plans, all signage, built-ins, related cabinets, and all carpets and floor coverings, but, except as provided below, Tenant Improvements shall not include any personal property of Tenant.

     7.   Tenant Improvement Allowance.

          (a) Amount. Landlord will pay on behalf of Tenant the sum of five hundred and fifty four thousand, nine hundred and fifty five dollars ($554,955) ("Tenant Improvement Allowance") over and above the items included in the Base Building Shell, expendable for the costs of design and the construction of the Tenant Improvements, including any amount paid to a project coordinator, construction consultant, or similar consultant. In addition, Tenant may use the Tenant Improvement Allowance for permits, any freestanding workstations, reception desks, conference room tables, all telecommunication equipment and related wiring, and furniture, fixtures, and/or equipment ("Permitted Items").

          (b) Tenant's Cost. Any cost incurred in the design or construction of the Tenant Improvements in excess of the Tenant Improvement Allowance shall be borne by Tenant, in accordance with the terms and conditions set forth below. Prior to the construction of the Tenant Improvements, Tenant shall cause its general contractor to submit an estimate of the total cost of constructing the Tenant Improvements. In the event that the aggregate of the cost estimated by Tenant's general contractor and the cost of designing the Tenant Improvements (collectively, the "Improvements Cost") exceeds the Tenant Improvement Allowance, Landlord and Tenant shall determine Landlord's share of the Improvements Cost ("Landlord's Share") and Tenant's share of the Improvements Cost ("Tenant's Share") as follows:

               (i) Landlord's Share shall be a fraction, the numerator of which is the Tenant Improvement Allowance, and the denominator of which is the Improvements Cost.

               (ii) Tenant's Share shall be a fraction, the numerator of which is the portion of the Improvements Cost that exceeds the Tenant Improvement Allowance, and the denominator of which is the Improvements Cost.

          (c) Disbursement. Landlord shall pay within fifteen (15) days of receipt of invoices, conditional lien releases and any other documents reasonably required by Landlord and Landlord's construction lender, Landlord's Share of each amount invoiced by Tenant. The Tenant Improvement Allowance shall be disbursed by Landlord no more frequently than once every month pursuant to requests for disbursement.

          (d) Unused or Unfunded Amount. Any unused or unfunded portion of the Tenant Improvement Allowance or the Additional Allowance (as defined in Section 9 below) shall be available to Tenant as a credit against the first due Rent.

     8. Additional Allowances. In addition to the Tenant Improvement Allowance, Landlord will pay Tenant an amount equal to the actual cost to develop AutoCAD drawings up to a maximum of $0.15 per Rentable Square Foot ("Additional Allowance"). The Additional Allowance shall be promptly paid by Landlord to Tenant upon Landlord's receipt of Tenant's written demand therefor, accompanied by, as applicable, invoices documenting and evidencing such costs and expenses. Tenant shall deliver to Landlord two (disc) copies of the drawings for which payment is being made.

     9. Change Orders. In the event that Tenant requests any changes to the Final Plans, Landlord shall not unreasonably withhold its consent to any such changes, and shall grant its consent to such changes within two (2) business days after Landlord's receipt of same, provided the changes do not create a Design Problem. Tenant shall be responsible for any cost of the changes above the Tenant Improvement Allowance.

     10.  Delays.

          (a) Force Majeure Delay. As used herein, the term "Force Majeure Delay" shall mean any delay which is attributable to any: (1) actual delay or failure to perform attributable to any strike, lockout or other labor or industrial disturbance (whether or not on the part of the employees of either party hereto), civil disturbance, future order claiming jurisdiction, act of a public enemy, war, riot, sabotage, blockade, embargo, inability to secure customary materials, supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body; (2) delay in completing the Final Plans and/or the construction of the Tenant Improvements because of changes in any Laws between the date hereof and the carrying out of such plans; or (3) delay attributable to lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, or any other cause beyond the reasonable control of the party from whom performance is required, or any of its contractors or other representatives.

          (b) Landlord Delay. As used herein and in the Lease, the term "Landlord Delay" shall mean any delay in the completion of the Tenant Improvements which is due to any act or omission of Landlord (wrongful, negligent or otherwise), its agents or contractors, including, without, limitation: (1) delay in the herein described times for the giving of authorizations or approvals by Landlord; (2) delay attributable to the acts or failures to act, whether willful, negligent or otherwise, of Landlord, its agents or contractors, where such acts or failures to act delay the completion of the Tenant Improvements; (3) delay attributable to the interference of Landlord, its agents or contractors during the Construction Period with the completion of the Tenant Improvements or the failure or refusal of any such party to permit Tenant, its agents or contractors, priority access



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
to and priority use of the Building or any Building facilities or services, which access and use are required for the orderly and continuous performance of the work necessary to complete the Tenant Improvements; (4) delay by Landlord in administering and paying when due the Tenant Improvement Allowance and Additional Allowance for in excess of seven calendar days.

     11. No Fee to Landlord. Landlord shall receive no fee for supervision, profit, overhead or general conditions in connection with the Tenant Improvements.

     12. Clean-Up Expenses. Except to the extent Tenant constructs portions of the Tenant Improvements while Landlord is completing the Base Building Shell, Landlord shall clean the Premises prior to delivering the Premises to Tenant for the commencement of the construction of the Tenant Improvements. Following Tenant's move into the Premises, Tenant shall clean the premises, including removal of all rubbish and debris, except that Landlord shall clean windows and glass doors.

     13. Bonding. Notwithstanding anything to the contrary set forth in the Lease, and unless required by Landlord's construction lender, Tenant shall not be required to obtain or provide any completion or performance bond in connection with any construction, alteration, or improvement work performed by or on behalf of Tenant.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

LANDLORD:                            TENANT:



/s/ JOE SHEKOU                       AUTODESK, INC.,
-----------------------              a Delaware corporation
    Joe Shekou

/s/ HAIDY SHEKOU                     By: /s/ CAROL BARTZ
-----------------------                 -----------------------------
    Haidy Shekou                     Its:  Chairman & CEO
                                        -----------------------------




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
                                   Schedule 1

BASE BUILDING ITEMS TO BE
COMPLETED AFTER SHELL FINAL

The City of San Rafael issued the building shell completion letter on June 5, 1998. The building shall is complete to the satisfaction of the tenant with the exception of certain items which have been postponed in order to minimize damage caused by tenant construction work. These items, listed below, will be completed by the Landlord at Landlord's sole expense and shall not be deducted from the Tenant Improvement Allowance.

1. Entry Lobby. The walls and ceiling of the tower lobby will be smooth finished, sealed and painted. The floor will be finished with porcelain tile pavers, the stairs will be carpeted. Downlights and sconce lighting will be installed. An ornamental steel railing will be installed for the stairs and along the second floor of the elevator lobby overlooking the entry lobby. There shall be no small windows centered in the wall above the stairway. Sheetrock on the tenant side of the lobby walls will be the responsibility of the Landlord. Painting and floor work required under this Schedule by Landlord shall be completed prior to the completion of Tenant Improvements. Tenant shall have provided Landlord with a schedule for its completion of Tenant Improvements and based upon that schedule Landlord shall commence this work no later than three weeks in advance of scheduled completion. Tenant shall be responsible for the cost of the repair or replacement made necessary due to damage caused by Tenant or its agents or contractors during the work hereby required of Landlord.

2. Elevator Lobby Common Area. First floor - this area consists of the public space leading to the elevator and tenant entry, the elevator, and the elevator equipment room. The lobby will have a painted sheetrock ceiling, and the lobby floor will be carpeted. Second floor - this area consists of a public area overlooking the two story entry lobby and the elevator and will have the same floor covering and ceiling as the first floor. Down lights will be installed in the sheetrock ceilings. Thermostat controlled HVAC shall be provided in both lobby areas and within the elevator service room. Sheetrock on the tenant side of the lobby walls shall be the responsibility of the Landlord.

3. Restrooms. The porcelain tile restroom floors and walls will be sealed. White laminate toilet partitions, accessories, granite counters, recessed ceiling strip lighting, and all mechanical and plumbing services will be installed. Untitled walls and ceilings are smooth sheetrock and will be painted white. The sheetrock on the tenant side of the wall be the responsibility of the Landlord.



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
4. Restroom Vestibule. The walls in the small common hallway adjacent to the downstairs restrooms will be finished in smooth sheetrock and painted. The ceiling will be a sheetrock ceiling to the maximum height with wall mount scones to match other scones in the building. The tenant will be responsible for construction of the telephone closet depicted in the tenant improvement plans as well as any work related to relocation of the underground telephone conduit from it present terminus. If required by code, a drinking fountain will be provided on each level. Tenant shall have the right to perform this work and be reimbursed by Landlord. If Tenant elects to do this work, Landlord shall have the right to review and approve the cost estimate prior to commencement of the work. Landlord's approval of the cost of such work shall not be unreasonably withheld.

5. Second Lobby (at northeast end of the building). The lobby and stairway will have smooth sheetrock walls and ceiling with a porcelain tile floor and a carpeted stairway. Downlights will be installed in the ceiling. The walls may be framed, sheetrocked, and painted by the tenant as part of the tenant improvement work and, if so, landlord will be responsible for this cost. If tenant elects to do this work and be reimbursed by Landlord, Landlord shall have the right to review and approve the cost estimate prior to commencement of the work. Landlord's approval of the cost of such work shall not be unreasonably withheld.

6. Service Room. The existing electrical room and elevator service room on the ground level and the janitorial room on the second floor are the sole service rooms provided by the Landlord. Elevator and electrical rooms will have sealed concrete floors; the janitors room has a linoleum tile floor. Appropriate lighting shall be provided for each service room.

7. Electrical Distribution panels. Landlord shall be responsible for installing power and lighting distribution panels within tenant's electrical closets or rooms on both floors. One lighting panel and one power panel shall be provided at two locations on the second floor and one location on the first floor and connected to a distribution panel in the main electrical room on the ground floor.

8. Core Doors. All common area doors will be 3'0" x 7'0" solid core doors (or as upgraded at tenant's request and cost) with metal frames and shall be finished and painted white and complete with applicable, trim, hardware and locking devices. Doors shall meet all applicable fire and building codes. Perimeter (curtain wall) glass doors shall be fitted with electric or magnetic releases suitable for connection to tenant's security system (if applicable).

9. Insulation. Thermal insulation will be added under the roof (at the top of the second floor ceiling) as required to meet Title 24 calculations. Acoustical insulation will be added within the walls between the tenant spaces and restrooms, and within the walls separating tenants.

10. Walls. The building perimeter walls are smooth finished sheetrock ready to receive seal coat and paint by tenant. Demising walls (between tenants) will be finished in smooth sheetrock ready to receive seal coat and paint by tenant.

11. Floors. The ground level concrete floor is ready to accept floor covering. Landlord will level the second floor using an application of 1/2 to 3/4 inch gypcrete prior to tenants commencement of the tenant improvements.

12. Elevator. One passenger elevator servicing the two floors of the building and meeting all applicable codes will be provided. The elevator floor will be carpeted.

13. Life Safety. Smoke detectors, exit signs, and fire extinguishers shall be installed in all common areas as required by code.

14. Landscaping. All landscape and hardscape surfaces and features shall be completed in compliance with the plans.

END


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